Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SYS:

We consent to the incorporation by reference in the registration statement (No. 333-114606, No. 333 104372, No. 333-75023) of SYS and Subsidiaries (SYS) of our report dated August 27, 2004, with respect to the consolidated balance sheet of SYS as of June 30, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows the year ended June 30, 2004, which report appears in the June 30, 2004, annual report on Form 10-KSB of SYS.

San Diego, California

September 27, 2004